Exhibit 99.1

Case 01-24795   Doc 5164   Filed 07/12/16   Entered 07/12/16 12:53:58   Desc Main
Document   Page 1 of 2

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF ILLINOIS
Eastern Division

In Re: Comdisco, Inc., et al. Debtor(s)	) ) ) ) ) ) ) )	BK No.: 01-24795 (Jointly Administered) Chapter: 11 Honorable Jack B. Schmetterer

FINAL DECREE AND ORDER PURSUANT TO BANKRUPTCY CODE
SECTIONS 105, 350(a), AND 1142, BANKRUPTCY RULE 3022, AND LOCAL
BANKRUPTCY RULE 3022-1 CLOSING THE BANKRUPTCY CASE OF
COMDISCO, INC. AND PROVIDING RELATED RELIEF

Upon the motion, dated June 21, 2016 (the "Motion"), of the Reorganized Debtors for entry of an order and final decree (this "Final Decree") pursuant to Bankruptcy Code sections 105, 350(a), and 1142, Bankruptcy Rule 3022, and Local Bankruptcy Rule 3022-1 (i) closing the Chapter 11 Case of Comdisco, Inc.; (ii) authorizing the Reorganized Debtors to complete certain outstanding administrative tasks as detailed below following entry of the Final Decree; (iii) approving the proposed manner of disposing of and disbursing remaining Estate assets as described below; (iv) confirming the exculpation of the Plan Implementation Parties; (v) terminating the services of the claims and noticing agent and the disbursing agent; and (vi) retaining jurisdiction to enforce or interpret its own orders pertaining to the Chapter 11 Cases including, but not limited to, the Plan and the Final Decree; and the Debtors' Estates having been fully administered within the meaning of Bankruptcy Code section 350 and in accordance with the Plan; and this Court having considered the record of the proceedings in the Chapter 11 Cases; and this Court having reviewed and considered the Final Report; and good and sufficient notice of the relief requested in the Motion having been given; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

ORDERED, ADJUDGED, AND DECREED THAT:

1. This Court has core jurisdiction over these chapter 11 cases and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334 and Article XV(r) of the Plan. Venue of this proceeding and the Motion in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

2.      The Chapter 11 Case of Comdisco, Inc., Case No. 01-24795, is hereby closed, pursuant to section 350 of the Bankruptcy Code, Bankruptcy Rule 3022, and Local Rule 3022-1.

3.      The Clerk of the Court shall enter this Final Decree individually in the docket for the Comdisco, Inc. and thereafter such docket shall be marked "Closed."

4.      This Final Decree is without prejudice to the rights of the Reorganized Debtors or any other party in interest to seek to reopen the Chapter 11 Cases for good cause shown.

5.      The Reorganized Debtors are authorized, in their sole discretion, to destroy corporate records.

6.      The Reorganized Debtors are authorized to abandon the Abandoned Assets and donate the

Case 01-24795   Doc 5164   Filed 07/12/16   Entered 07/12/16 12:53:58   Desc Main
Document   Page 2 of 2

Donated Assets to the Charity.

7.      The Plan Implementation Parties are hereby exculpated and released pursuant to and to the fullest extent provided by Article 14.4 of the Plan and applicable law. Without limiting the foregoing, the Plan Implementation Parties are hereby exculpated and released to the fullest extent permissible under applicable law from any and all claims that (a) have been, could have been, or which may in the future be asserted against any of the Plan Implementation Parties for any act or omission occurring through the date of the closure of these Chapter 11 Cases or thereafter in connection with the complete wind down and dissolution of the Reorganized Debtors, and (b) relate to the Debtors, the Reorganized Debtors, the Litigation Trust, the Plan, or the Chapter 11 Cases, including, without limitation, any claims relating to or arising out of the implementation or administration of the Plan, the actions or omissions of any of the Plan Implementation Parties after the date of confirmation of the Plan, the assets or liabilities of the Debtors, the Reorganized Debtors, or the Litigation Trust, or the responsibilities or obligations of any of the Plan Implementation Parties with respect to the Plan, the Litigation Trust, the Debtors, or the Reorganized Debtors.

8.      The Court-appointed claims and noticing agent's services as agent of the Court are terminated; provided, however, that the Reorganized Debtors may continue to utilize the services of the claims and noticing agent for a brief period of time to assist the Reorganized Debtors in performing miscellaneous administrative tasks.

9.      Upon dissolution of the Reorganized Debtors, the services of the Disbursing Agent shall be terminated.

10.    The Debtors have obtained all requisite tax clearance.

11.    The Reorganized Debtors are authorized to take such other actions as may be necessary or appropriate to complete the wind down and dissolution of the Reorganized Debtors and administration of the Plan, including making the Final Distribution.

12.    This Court shall retain jurisdiction (a) with respect to all matters arising from or related to the implementation or interpretation of this Final Decree and Order and (b) to enforce or interpret its own orders pertaining to the Chapter 11 Cases.

13.    Notwithstanding any stay that might be applicable to this Final Decree, this Final Decree shall be effective and enforceable immediately upon entry hereof.

Enter:

/s/ Jack B. Schmetterer
Dated: July 12 2016		United States Bankruptcy Judge

Prepared by:
Felicia Gerber Perlman
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606